EXHIBIT 10.54

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of January, 2012, by and between MiMedx Group, Inc, a Florida corporation with its principal office at  60 Chastain Center Blvd., Suite 60, Kennesaw, GA 30144 (“MIMEDX”), and Roberta L. McCaw,  an individual whose address is  310 Falling Leaf Ct., Seneca, SC 29672 (the “Consultant”).

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions set forth herein, MIMEDX desires to engage the Consultant, and the Consultant desires to accept such engagement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.             Engagement.  Subject to the terms hereof, MIMEDX engages the Consultant and the Consultant hereby accepts such engagement.  The Consultant hereby warrants to MIMEDX that the entering into and performance of this Agreement by the Consultant do not require the consent of any third party and does not violate any provision of, or result in any breach of, any agreement or obligation to which the Consultant is party or is subject.

2.             Duties.  The Consultant shall provide consulting services to MIMEDX, to include professional legal services and serving as MIMEDX’s General Counsel and Secretary.  The Consultant shall report the MIMEDX’s Chairman and Chief Executive Officer.  The Consultant shall devote approximately fifteen (15) hours per week to the performance of services hereunder.  The Consultant will provide services in MIMEDX’s offices one day per week.

3.             Term.  The engagement of the Consultant hereunder shall commence on the date hereof and shall continue for a period of one (1) year thereafter, unless sooner terminated by the happening of any of the following events:

(a)	the death of the Consultant;

(b)	ten (10) days following written notice to the Consultant from MIMEDX indicating MIMEDX’s decision to terminate the Agreement; or

(c)	ten (10) days following written notice to MIMEDX from the Consultant indicating the Consultant’s decision to terminate the Agreement.

4.             Compensation.  In consideration of the performance by the Consultant of the services set forth herein, MIMEDX shall pay to the Consultant Eleven Thousand Seven Hundred Fifty Dollars ($11,750.00) per month.    The Consultant shall also be entitled to reimbursement of pre-authorized travel and business-related expenses in accordance with MIMEDX’s travel expense policies.  Requests for expense reimbursements shall be submitted monthly to the attention of Accounts Payable, MiMedx Group, Inc., 60 Chastain Center Blvd, GA 30144, accompanied by all back-up expense data as may be required by MIMEDX.

5.             Return of Data.  Upon the expiration or termination of this Agreement, the Consultant shall return to MIMEDX all memoranda, notes, records, files or other documentation, whether made or compiled by the Consultant alone or with others or supplied or made available to the Consultant by MIMEDX, or developed by the Consultant alone or with others in the course of the Consultant’s engagement under this Agreement, and the Consultant will further execute such agreements or other documents that MIMEDX deems reasonably necessary to further perfect MIMEDX’s rights hereunder.

6.             Trade Secrets and Confidential Information.  The Consultant acknowledges that MIMEDX is engaged in the business of, among other things, clinical development of devices, products and implants for both surgical and non-surgical implants applications using proprietary technology developed by MIMEDX and its subsidiaries over a long period of time and only through the investment of substantial amounts of money, time and effort of skilled professionals.  As a result of those investments of money, skill and time, MIMEDX has developed and will continue to develop certain valuable Trade Secrets and Confidential Information including, without limitation, financial, operating or training ideas, business methods, processes and techniques that are peculiar to the business of MIMEDX and the disclosure of which would be injurious to MIMEDX.

(a)
The term “Trade Secrets” means any scientific or technical information, design, process, procedure or formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords MIMEDX a competitive advantage over its competitors and is not generally known to competitors of MIMEDX.

(b)
The term “Confidential Information” means any data or information and documentation, other than Trade Secrets, that is competitively sensitive material, and not generally known to the public including, but not limited to, MIMEDX’s marketing methods, pricing information, financial information, operating or training ideas and concepts, referral sources, business methods, processes and techniques, and the special products, preparations, devices, techniques and services MIMEDX may offer or provide to its customers from time to time.

7.            Nondisclosure.  The Consultant acknowledges and agrees that during the course of the Consultant’s engagement by MIMEDX under this Agreement, the Consultant may come to have knowledge and information with respect to Trade Secrets and Confidential Information.  The Consultant agrees that, during the term of this Agreement and for a period of two (2) years after the expiration or termination for whatever reason of this Agreement, the Consultant will not divulge, furnish, make accessible to anyone, or appropriate for the Consultant’s own use, any Confidential Information, including the materials to be developed pursuant to this Agreement, and that at no time will the Consultant divulge, furnish or make accessible to anyone or appropriate for Consultant’s own use any Trade Secrets; provided, however, that this obligation shall not apply to any Confidential Information or Trade Secrets that shall have become generally known in the trade through no act or omission of the Consultant.

8.             Remedies.  The Consultant and MIMEDX agree that a breach of Sections 5 through 7 of this Agreement by the Consultant shall result in irreparable damage and harm to MIMEDX and that MIMEDX shall be without an adequate remedy at law in the event of such breach.  As a result, the Consultant agrees that MIMEDX may, in addition to any other remedies available to it, institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from violating the provisions of this Agreement and that, in any such proceedings, the Consultant shall not assert that MIMEDX has an adequate remedy at law for the breach by the Consultant of the provisions of this Agreement.

9.             Independent Contractor.  Nothing contained herein shall be deemed to create an agency or employment relationship between MIMEDX and the Consultant, and it is expressly understood that the Consultant is an independent contractor for the purpose of providing services to MIMEDX as herein provided.  The Consultant shall be solely responsible for the Consultant’s federal and state income taxes, F.I.C.A. and unemployment taxes, and MIMEDX shall not be required to withhold or pay any such taxes.  Except as may be authorized in writing by the President of MIMEDX, the Consultant shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon MIMEDX or to incur any obligation or liability on behalf of MIMEDX.

10.           No Conflicts.  The Consultant represents and warrants to MIMEDX that the Consultant does not have any agreement to provide consulting services to any other party, firm or company with respect to the development of devices, products and implants for the plastic surgery market or whose business is directly competitive with the business of MIMEDX.

11.           Survival.  Notwithstanding anything to the contrary stated in this Agreement, the obligations of the Consultant under Sections 5, 6, 7, 8 and 11 shall survive the expiration or termination of this Agreement.

12.           Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Consultant, its successors and assigns and upon MIMEDX and its successors and assigns; provided, however, that the Consultant may not assign or delegate any of the Consultant’s rights or obligations hereunder.

13.           Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

14.           Waiver.  The failure of either party to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter from enforcing that term or any other term of this Agreement.

15.           Headings.  The paragraph headings have been inserted for convenience of reference only and in no way define, limit or describe the scope or intent of any term or provision of this Agreement.

16.           Severability.  If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

17.           Notice.  Any notice or other communication by either party to the other shall be in writing and shall be given personally or mailed, postage prepaid, certified mail, return receipt requested or by overnight courier service, to the address for such party set forth above.  Notice to MIMEDX must be sent to the attention of the Chairman & Chief Executive Officer. Either party may change the address for notice by notifying the other party in writing of the new address.  Notices given as above provided shall be deemed given when received, refused or rejected.

19.           Entire Agreement.  This Agreement, together with any exhibits or other attachments hereto, is the complete and exclusive statement of the agreement between the parties and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions, covenants and all other circumstances between the parties relating to the subject matter of this Agreement.

20.           Amendments.  MIMEDX may, from time to time amend this Agreement by written notice to Consultant if such changes are required in order for this Agreement to comply with state or federal law.  Except as provided in the preceding sentence, this Agreement may be amended or changed only by an Agreement in writing signed by both parties.

21.           Assignment.  Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of MIMEDX.

IN WITNESS WHEREOF, the Consultant and MIMEDX have caused these presents to be duly executed as of the day and year first above written.

(“MIMEDX”)		(“CONSULTANT”)
MiMedx Group, Inc.		Roberta L. McCaw

By:	/s/ William C. Taylor	/s/ Roberta L. McCaw

Title:	President & COO